AGREEMENT AND PLAN OF REORGANIZATION


This Agreement and Plan of Reorganization (herein, together with all Exhibits, "Agreement") is entered in to as of January 22, 2010 by and between US Highland, Inc., an Oklahoma corporation ("US Highland") and Harcom Productions, Inc., a Oklahoma corporation ("Harcom").

This Agreement sets forth the terms and conditions upon which US Highland will merge with and into Harcom (the "Merger"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of all outstanding shares of $.00001 par value common stock of US Highland ("US Highland Stock") into ten million, (10,000,000) shares of voting $.01 par value common stock of Harcom ("Harcom Common Stock") (together, the "Merger Consideration").

The parties intend the merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")

	In consideration of the mutual promises and covenants contained herein, Harcom and US Highland agree as follows:

                            ARTICLE 1
                            Definitions

As used in this Agreement, the following terms (whether used in singular or plural forms) shall have the following meanings:

	"Charter Documents" shall mean the Articles or Certificate of Incorporation and the Bylaws of the applicable corporation.

	"Closing" means the delivery and execution of all monies, common stock, agreements, consents, exhibits and any other documents to and from all parties.

	"Contract" means any written contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document or agreement, and any oral obligation, right or agreement.

	"GAAP" means generally accepted accounting principles, as that term is defined by the Institute of Certified Public Accountants under the first standard of reporting under its generally accepted accounting standards.

"Income Tax" means any federal, state, local or foreign Tax or Taxes
(x) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or (y) based upon, measured by, or calculated with respect to multiple bases

(including, but not limited to, corporate franchise or occupation
Taxes, if such Tax may be based upon, measured by, or calculated with respect to one or more bases described in (x) above.

"Income Tax Return" includes all Tax Returns relating to Income Taxes.

	"Intellectual Property" means (i) patents, patent applications and statutory invention registrations, in each case in the United States and all other countries, (ii) any trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers, including any registrations and applications for registration of any of the foregoing in the United States and any foreign country, (iii) all rights under the copyright laws of the United States and all other countries, including, without limitations, all copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) all confidential and proprietary information, including trade secrets and know-how.

	"Knowledge" of Harcom of or with respect to any matter means that any of the executive officers, directors of Harcom has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter, and "Knowledge" of US Highland of or with respect to any matter means that any of the executive officers, directors of US
Highland has, or after due inquiry and investigation would have, actual awareness or knowledge of such matter.

	"Legal Requirements" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including Judgments.

	"Lien" means any security agreement, financing statement filed with any governmental authority, conditional sale statement filed with any governmental authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise.

"Surviving Corporation" means Harcom Productions, Inc.

"Tax" (including, with correlative meaning, the terms "Taxes" and Taxable") includes all federal, state, local and foreign income tax, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and includes any liability for taxes of another person by contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local, or foreign law provision, or otherwise.

"Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

"Treasury Regulations" means the regulations prescribed under the Code.


                              ARTICLE 2
                               Merger

Section 2.1   Merger.   Subject to the terms and conditions contained
in this Agreement, US Highland will be merged by statutory merger with and into Harcom pursuant to the Merger Agreement at a Closing at the
Effective Time of the Merger as defined in the Merger Agreement.   In
the Merger, each share of US Highland outstanding immediately prior to the effective time of the Merger will be converted into and exchanged for one common share of Harcom Common Stock.

Section 2.2   Name Change.   The name of the Surviving Corporation
shall be amended to be US Highland, Inc.

Section 2.3   The Closing.

	(a)	Subject to the terms of this Agreement, the Closing of the
transactions contemplated hereby (the "Closing") shall take place at the offices of Harcom at such time and date as the parties may mutually agree (the "Closing Date").

(b)	Prior to Closing, all instruments and documents shall be held in escrow with Jody M. Walker, Attorney At Law as escrow agent.

(c)	At the Closing, Harcom shall deliver to US Highland:

   -  The Merger Consideration (as defined in Section 2.1)

   -  Harcom's Certificates referred to in Section 6.1(d);

Such other instruments and documents, in form and substance reasonably acceptable to US Highland, as may be necessary to affect the Closing.

 (d)	At the Closing, US Highland shall deliver to Harcom:

   -  US Highland's Certificate referred to in Section 6.2(d);

   - The stockholder certificates evidencing shares of the common stock of US Highland;

   - A certified copy of the "Charter Documents" of US Highland, and a good standing certificate for US Highland issued by the Secretary of State of the State of Oklahoma; and

   - Such other instruments and documents, in form and substance reasonably acceptable to US Highland, as may be necessary to affect the Closing.



Section 2.4   Mechanics for Closing Merger.    At the Closing, each
party shall execute and deliver, or cause to be executed and delivered to the other party, all monies, common stock, documents and instruments, in form and substance satisfactory as reasonably required
to carry out or evidence the terms of this Agreement.   Upon the
approval of the shareholders of US Highland and Harcom, the executed Articles of Merger shall be filed with the Oklahoma Secretary of State.

Section 2.5   Certificate of Incorporation of the Surviving
Corporation.   At the "Effective Date" of the Merger, the Charter
Documents of Harcom as in effect immediately prior to the Effective Date shall be the Charter Documents of the Surviving Corporation.

Section 2.6   Bylaws of the Surviving Corporation.   At the Effective
Date of the Merger, the bylaws of Harcom, as in effective immediately prior to the Effective Date, shall be the bylaws of the Surviving
Corporation.

Section 2.7   Further Assurances.   At or after the Closing, US
Highland, at the request of Harcom, shall promptly execute and deliver, or cause to be executed and delivered, to Harcom all such documents and instruments, in form and substance satisfactory to Harcom, as Harcom reasonably may request in order to carry out or evidence the terms of this Agreement

                               ARTICLE 3
              Representations and Warranties of US Highland

US Highland represents and warrants to Harcom that the statements contained in Article 3 are true and complete and will be correct and complete, as of the date of this Agreement and as of Closing, as follows:

Section 3.1 Organization and Qualification of US Highland. US Highland is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as it is now being conducted. US Highland is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined). The term "Material Adverse Effect" means any adverse change or effect that when taken individually or together with all other adverse changes an effects, is or is reasonably likely to be materially adverse to the business, operations, results of operations or financial condition of US Highland.

Section 3.2   Authority.   US Highland has all requisite corporate
power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by US Highland have been duly and validly authorized by all necessary action on the part of US Highland. This Agreement has been duly and validly executed and delivered by US Highland, and is a valid and binding obligation of US Highland, enforceable against US Highland in accordance with its terms.

Section 3.3   Ownership and Number of Shares of US Highland Stock.
The shareholders listed on Exhibit 3.3 own all of the issued and outstanding shares the US Highland Stock, beneficially and of record, free and clear of all liens. The US Highland Stock is not subject to, or bound or affected by, any proxies, voting agreements, or other restrictions on the incidents of ownership hereof. There are not, and will not be at Closing more than ten million (10,000,000) outstanding common shares.

Section 3.4    Subsidiaries.   Except as disclosed on Exhibit 3.4, US
Highland does not control or hold direct or indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation.

Section 3.5   Capitalization of US Highland.   The authorized capital
stock of US Highland consists of ten million (10,000,000) shares of common stock $.00001 par value per share, of which ten million (10,000,000) shares are validly issued and outstanding, fully paid and non-assessable. There are no other authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, US Highland to purchase or otherwise acquire any securities of or equity interest in US Highland. All of the issued and outstanding shares of Harcom were issued in compliance with all applicable state and federal securities laws, and shall remain free from any encumbrances or Liens.

Section 3.6   No Conflicts; Required Consents.   The execution,
delivery and performance by US Highland of this Agreement will not:

   - conflict with or violate any provision of the articles or Charter Documents of US Highland;

   - violate any Legal Requirements;

   - result in the creation or imposition of any Lien against or upon the US Highland Stock or any of the assets or properties owned or leased by US Highland; or

   - require any consent, approval, or authorization of, or filing of any certificate, notice, application, report or other document with, any governmental authority or other person.

Section 3.7   Litigation.   Other than disclosed in Exhibit 3.7, there
is no litigation pending or, to US Highland's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against US Highland or its operations, nor, to US Highland's knowledge, is there any basis for any such litigation.

Section 3.8   Compliance with Applicable Legal Requirements.   Conduct
by US Highland of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of US Highland, proposed to become effective; and US Highland has received no notice of any violation by US Highland of any Legal Requirements applicable to US Highland or its activities as currently conducted; and US Highland knows of no basis for the allegation of any such violation.

Section 3.9   Financial Statements.   US Highland shall deliver to
Harcom the audited financial statements from inception (January 29, 2009) to December 31, 2009 (the "Financial Statements"). The Financial Statements shall be prepared in accordance with GAAP and present fairly the financial position of US Highland as of the date indicated.

Section 3.10   Liabilities.   US Highland has no liabilities or
obligations, whether absolute, accrued, contingent or otherwise, that are not reflected in the Financial Statements or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of business of US Highland since the date of the Financial Statements.

Section 3.11   Taxes.

Except as set forth in Exhibit 3.11(a), all Tax Returns required to be filed by or with respect to US Highland have been properly and timely filed and all such Tax Returns are complete and accurate in all
material respects.   Except to the extent reserved or reflected against
on the Financial Statements, all Taxes due with respect to such Tax Returns or which are otherwise due and payable by US Highland have been
paid in full.   All Taxes required to be withheld and paid over by US
Highland to any relevant Tax authority in connection with payments to employees, independent contractors, creditors, stockholders or to third parties have been so withheld and paid over.

Except as set forth in Exhibit 3.11(b):

   - no Tax authority in a jurisdiction where US Highland does not file Tax Returns has made a written claim, assertion or threat that US Highland is or may be subject to tax in such jurisdiction;

   - no deficiencies for any tax have been threatened, proposed, asserted or assessed against US Highland that have not been satisfied;

   - no audits or examinations with respect to US Highland are ongoing or have been threatened or proposed, in writing by the Internal Revenue Service or the appropriate state, local or foreign Tax authority;

   - no waivers or extensions of statutes of limitation with respect to Taxes have been given by or requested with respect to US Highland;

   - there are no Tax rulings, requests for rulings, closing agreements relating to US Highland that could affect the liability for Taxes of US Highland for any period (or portion of a period) after the Closing; and

   - no power of attorney has been granted by US Highland with respect to any matter relating to Taxes of US Highland that is currently in force.

US Highland is not a party to or liable to under any tax sharing agreement with respect to taxes of any consolidated, combined or unitary group other than the consolidated, combined or unitary group
disclosed in Exhibit 3.11(c).   Except as set forth in Exhibit 3.11(c),
US Highland has not with respect to any taxable period for which the applicable statute of limitations has not run, filed a combined consolidated or unitary tax return with respect to any jurisdictions (foreign and domestic) in which US Highland has filed income tax returns. US Highland will not, in the absence of a closing agreement provided for in the Treasury Regulations under Section 1503 of the Internal Revenue Code of 1986. (the "Code"), trigger the recapture of any dual consolidated losses (as defined in Section 1503 of the Code) by virtue of the transactions contemplated by this Agreement.

There are no tax liens on any assets of US Highland, except liens for taxes not yet due and payable.

Section 3.12   Absence of Certain Changes or Events.    Except as set
forth in Exhibit 3.12, since the date of the Financial Statements there has not occurred:

   (a) any material and adverse change in the financial condition or operations of US Highland;

   (b) any damage, destruction or loss to or of any of the material assets or properties owned or leased by US Highland;

   (c) the creation or attachment of any Lien against the capital stock of US Highland;

   (d) any waiver, release, discharge, transfer, or cancellation by US Highland of any rights or claims of material value;

   (e) any issuance by US Highland of any securities, or any merger or consolidation of US Highland with any other Person, or any acquisition by US Highland of the business of any other Person;

   (f) any incurrence, assumption or guarantee by US Highland of any indebtedness or liability;

   (g) any declaration, setting aside or payment by US Highland of any dividends on, or any other distribution with respect to, any capital stock of US Highland or any repurchase, redemption, or other acquisition of any capital stock of US Highland;

   (h) (A) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of US Highland, except in the ordinary course of the business of US Highland, or (B) any material increase in the compensation payable or to become payable to any employee of US Highland; or

	(i)	the entry by US Highland into any Contract to do any of the
foregoing.

Section 3.13   Material US Highland Contracts.   As of the date of this
Agreement, US Highland does not have, except as disclosed in Exhibit
3.13:

   (a) contracts evidence or evidencing or relating to any liabilities or obligations of US Highland, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by US Highland;

   (b) joint venture or partnership Contracts between US Highland and any other person;

   (c) Contracts limiting the US Highland of US Highland to engage in or to compete in any activity, or to use or disclose any information in its possession;

   (d) any other Contracts to which US Highland is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by US Highland exceeding $50,000 in any twelve-month period (collectively herein as the "Material US Highland Contract"). US Highland has delivered to US Highland true and complete copies of each of the Material US Highland Contracts, including any amendments thereto or, in the case of oral Material US Highland Contracts, a written description and representation that the contract is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than US Highland, and US Highland has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder);

   (e) there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than US Highland, or any combination thereof) by US Highland, nor, to the knowledge of US Highland, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of US Highland, or any combination thereof) by any other person, under any of the Material US Highland Contracts; and

   (f) to the knowledge of US Highland, there is no other person in arrears in the performance or satisfaction of its obligations under any of the Material US Highland Contracts, and no waiver has been granted by any of the parties thereto.

Section 3.14   Assets and Properties.

US Highland has good title to all of the material tangible personal assets and properties which it purports to own (including those reflected on the Financial Statement, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Financial Statements, which are not individually or in the aggregate material), free and clear of all Encumbrances, except as set forth in Exhibit 3.14(a) and (b) liens for taxes not yet due and payable or due but not delinquent or being
contested in good faith by appropriate proceedings.   Except as set
forth in Exhibit 3.14(a), the assets owned or leased by US Highland constitute all the assets used in and necessary to conduct the business as currently conducted.

(b)	All material tangible property and assets owned or utilized by US
Highland are in good operating condition and repair (except for ordinary wear and tear), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business as presently conducted. All buildings, plants and other structures owned or otherwise utilized by US Highland are in good condition and repair (except for ordinary wear and tear) in all material respects.

(c)	US Highland owns no real property.

(d)	Exhibit 3.14(d) sets forth a list of all real property leased by
US Highland (the "Leased Real Property"). US Highland has made available to US Highland true and complete copies of all leases and subleases relating to the Leased Real Property. With respect to the Leased Real Property:

US Highland has good and valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances; and

   - all existing water, sewer, gas, electricity, telephone and other utilities required for the construction, use, occupancy, operation and maintenance of the Leased Real Property are adequate in all material respects for the use, occupancy, operation and maintenance thereof, as currently conducted or currently exists. Except as set forth on
Exhibit 3.14(d),

   - each such lease or sublease is legal, valid, binding and enforceable and in full force and effect, and the consummation of the transactions contemplated by this Agreement will not cause a material breach under any such lease or sublease.

(e) Except as set forth on Exhibit 3.14(d):

   (i) US Highland has not received written notice of any pending or threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Leased Real Property;

   (ii) the Leased Real Property, the use and occupancy thereof by US Highland, and the conduct of the business thereon and therein does not violate any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar laws the violation of which would materially adversely affect the use, value or occupancy of any such property or the conduct of the business thereon;

   - US Highland has received, written notice of a material violation of the restrictions or laws described in the foregoing clause (ii); and

   - none of the structures or improvements on any of the Leased Real Property encroaches upon real property of another person or entity, and no structure or improvement of another person or entity encroaches upon any of the Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

Section 3.15   Books and Records.   All of the books, records and
accounts of US Highland are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. US Highland has previously delivered to US Highland the complete stock record book of US Highland and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of US Highland since the date of its incorporation.

Section 3.16   Certain Interests.   None of US Highland or its
officers, directors, or holders of ten percent (10%) or more of US Highland Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person that is a competitor, supplier or customer of US Highland.

Section 3.17   Bank Accounts.   Exhibit 3.17 sets forth all bank
accounts, brokerage accounts, and safe deposit boxes of any kind maintained by US Highland and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 3.18   Changes in Circumstances.   US Highland has no knowledge
of:

any current or future condition or state of facts or circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of US Highland; or

any Legal Requirements currently in effect from which US Highland currently is, or any currently proposed Legal Requirements from which US Highland would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to US Highland following closing.

Section 3.19 Intellectual Property.
	(a)	Exhibit 3.19(a) sets forth a true and complete list of all
Software, registered U.S. and foreign patents and patent applications, registered U.S. and foreign trademark applications, registered U.S. and foreign copyrights and copyright applications and other Intellectual Property (as hereinafter defined), in each case owned by US Highland and material to the business of US Highland ("US Highland Owned Intellectual Property"),

   -  licenses for the Software licensed to US Highland or by US
Highland to a third party (as hereinafter defined), in each case that are material to the business of US Highland ("US Highland Licensed Intellectual Property"), and

   - all Software and Intellectual Property that is licensed by US Highland to a third party ("Third Party Licensed Intellectual
Property").

(b)	To the knowledge of US Highland, the conduct of the business of
US Highland as currently conducted does not infringe or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted against US Highland that the conduct of the business of US Highland as currently conducted infringes or may infringe or misappropriate the Intellectual Property rights of any third party.

(c)	With respect to each item of US Highland Owned Intellectual
Property, US Highland is the sole owner of the entire right, title and interest in and to such Intellectual Property and without limitation of the foregoing is entitled to use such Intellectual Property in the continued operation of its business.

(d)	With respect to each item of US Highland Licensed Intellectual
Property, US Highland has the right to use such US Highland Licensed Intellectual Property in the continued operation of its business in accordance with the terms of the license agreement governing such US Highland Licensed Intellectual Property.

(e)	To the knowledge of US Highland, US Highland Owned Intellectual
Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

(f)	To the knowledge of US Highland, no person is engaging in any activity that infringes upon US Highland Owned Intellectual Property.

(g)	To the knowledge of US Highland, each license of US Highland
Licensed Intellectual Property and Third Party Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect.

(h)	To the knowledge of US Highland, neither party to any license of
US Highland Licensed Intellectual Property nor any Third Party Licensed Intellectual Property is in breach thereof or default thereunder.

Section 3.20	Commitments.

(a)	Exhibit 3.20(a) sets forth, as of the date hereof, each contract or agreement, whether written or oral (including any and all amendments thereto), to which US Highland is a party, or by which US Highland is bound (collectively, the "Commitments") of the following types:

   (i) Commitments for the sale of any real or personal (tangible or intangible) properties other than in the ordinary course of business, or for the grant of any option or preferential rights to purchase any such properties;

   (ii) Commitments for the construction, modification or repair of any building, structure or facility or for the incurrence of any capital expenditures or for the acquisition of fixed assets, providing for aggregate payments in excess of $50,000.00;

  (iii) Commitments relating to the acquisition by US Highland or a Subsidiary of any operating business or the capital stock of any other person or entity that have not been consummated or that have been consummated but contain representations, covenants, guaranties, indemnities or other obligations that remain in effect;

  (iv) Commitments pursuant to which any party is required to purchase or sell a stated portion of its requirements or output to another party or perform a stated amount of service for, on behalf of, or upon the referral of another party;

   (v) Commitments relating to any Litigation (as defined hereinafter in Section 3.7);

   (vi) Commitments under which US Highland agrees to indemnify any person or entity;

   (vii) Commitments containing covenants of US Highland not to compete do business in any line of business or in any geographical area or with any person or entity, or to disclose certain information, or covenants of any person or entity not to compete with US Highland in any line of business or in any geographical area or disclose information concerning US Highland;

   (viii) Commitments pursuant to which US Highland (A) leases, subleases, licenses or otherwise has the right to use any personal property or (B) is the lessor of any personal property;

   (ix) Commitments in respect of any joint venture, partnership or other similar arrangement (including, without limitation, any joint development agreement);

   (x) Commitments relating to any governmental or regulatory authority;

   (xi)   Commitments for the lease or sub-lease of any real property;

   (xii)  Commitments for the leasing of any personal property;

   (xiii) Commitments relating to outstanding letters of credit or performance bonds or creating any obligation or liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person or entity, except as endorser or maker of checks or letters of credit endorsed or made in the ordinary course of business;

   (xiv) Commitments that involve in excess of $50,000.00 in the aggregate or that may not be terminated on less than ninety (90) days' notice;

   (xv) Commitments (other than those specified in any of clauses (i) through (xiv) of this paragraph (a)) which relate to or affect the business or any of the assets or properties of US Highland in any way that are material to the business; and

   (xvi) Commitments currently in negotiation by US Highland of a type, which if entered into would be required to be listed on Exhibit 3.20(a) or to be disclosed on any other Schedule hereto.

Except as set forth in Exhibit 3.20(b), all of the Commitments referred to in the preceding paragraph (a) are valid, binding, in full force and effect and enforceable in accordance with their terms against US Highland, and to the knowledge of US Highland, against the respective counterparties to such Commitments. Complete copies (or, if oral, full written descriptions) of all Commitments required to be so listed, including all amendments thereto, and complete copies of all standard form Commitments used in the conduct of the Business, have been delivered to US Highland. Except as set forth in Exhibit 3.20(b): there is no breach, violation or default and no event which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to any Encumbrance or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration under, any Commitment listed in Exhibit 3.20(a), except for breaches, violations and defaults, or Encumbrances or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration which, individually or in the aggregate, are not material; and neither US Highland nor any other party to any of the Commitments listed in Exhibit 3.20(a) is in material arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Commitments and no material waiver or material indulgence has been granted by any of the parties thereto.

Section 3.21 Compliance with Laws. Except as set forth in Exhibit 3.21, US Highland has not received any written notice of any violation of any applicable laws, rules, regulations and orders relating to the operation, conduct or ownership of the business. US Highland has all permits, licenses, certificates and authorizations of governmental and regulatory authorities necessary for the conduct of their business as presently conducted, except where the failure to have any such permit, certificate, or authorization would not have a Material Adverse Effect.

Section 3.22  Employee Benefit Plans; Labor Matters.
With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "Employee Benefit Plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by US Highland, or with respect to which US Highland could incur liability under Section 4069 or 4201(c) of ERISA (US Highland Benefit Plans"), US Highland has made available to US Highland a true and correct copy of the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), such US Highland Benefit Plan, each trust agreement relating to such US Highland Benefit Plan, the most recent summary plan described for each US Highland Benefit Plan for which a summary plan described is required, the most recent actuarial report or valuation relating to a US Highland Benefit Plan subject to Title IV of ERISA, if any, and the most recent determination letter, if any, issued by the IRS with respect to any US Highland Benefit Plan qualified under
Section 401 (a) of the Code.

(b)	With respect to US Highland Benefit Plans, no event has occurred and, to the knowledge of US Highland, there exists no condition or set of circumstances, in connection with which US Highland could be subject to any liability under the terms of such US Highland Benefit Plans, ERISA, the Code or any other applicable law except as would not have a US Highland Material Adverse Effect. US Highland has no actual or contingent liability under Title IV of ERISA (other than the payment of premiums to the Pension Benefit Guaranty Corporation) except as would not have a US Highland Material Adverse Effect.

(c)	US Highland has made available to Harcom:
   (i) copies of all employment agreements with officers or key employees of US Highland or any of its subsidiaries;
  (ii) copies of all severance agreements, programs and policies of US Highland; and copies of all plans, programs, agreements and other arrangements of US Highland, which contain change in control provisions.

(d)	Except as set forth in Exhibit 3.22(d), neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will:
   - result in any material payment (including, without limitation, severance, unemployment compensation, "golden parachute" or otherwise) becoming due to any director, officer or employee of US Highland under any US Highland Benefit Plan or otherwise;
   - materially increase any benefits otherwise payable under any US Highland Benefit Plan; or
   - result in any acceleration of the time of payment or vesting of any material benefits.

(e)	Except as set forth in Exhibit 3.22(e) or as required by law, no
US Highland Benefit Plan provides retiree medical or retiree life insurance benefits to any person.

(f)	US Highland

   (i) is in material compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees;

  (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees;

 (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and

  (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for employees.

(g)	No employees are currently represented by any labor union for purposes of collective bargaining and to the knowledge of US Highland, no activities the purpose of which is to achieve such representation of all or some of such employees are threatened or ongoing. No work stoppage or labor strike against US Highland by employees is pending or to the knowledge of US Highland threatened. US Highland is not:

   (i) involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints;

  (ii) engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or

 (iii) presently, nor has it been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no such agreement or contract is currently being negotiated by US Highland or any of its affiliates.

(h)	COBRA, FMLA, HIPAA, Cancer Rights.  With respect to each US
Highland Employee Plan, US Highland has complied with:

   (i) the applicable health care continuation and notice provisions of the Consolidation Omnibus Budget Reconciliation Act of 1985
("COBRA") and the regulations thereunder or any state law governing health care coverage extension or continuation;

  (ii) the applicable requirements of the Family and Medical Leave Act of 1993 ("FMLA") and the regulations thereunder;
the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPPAA"); and

 (iii) the applicable requirements of the Cancer Rights Act of 1998, except to the extent that such failure to comply could not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on US Highland.

US Highland has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

Section 3.23   Environmental Matters.

(a) To the knowledge of US Highland, it is and has at all times been in compliance with all environmental laws governing US Highland and its business, operations, properties and assets, except as would not have a Material Adverse Effect.

(b) There are no judgments and no material non-compliance orders, warning letters, notices of violation, claims, suits, actions, penalties, fines, or administrative or judicial investigations of any nature or to the knowledge of US Highland proceedings pending or threatened in writing against or involving US Highland, any Governmental Authority or third party with respect to any environmental laws of licenses issued to US Highland, except as would not have a Material Adverse Effect.

Section 3.24   Insurance.   All of the material assets of US Highland
and all aspects of the business that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. US Highland is not in default with respect to its obligations under any material insurance policy maintained by it.
Exhibit 3.24 sets forth a list of all insurance coverage carried by US Highland, the carrier and the terms and amount of coverage. All such policies and other instruments are in full force and effect and all premiums with respect thereto have been paid. US Highland has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies, and US Highland has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by US Highland under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. US Highland has not received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by this Agreement will not result in any such termination or premium increase.

Section 3.25  Accuracy of Information.   None of the written
information and documents which have been or will be furnished by US Highland or any representatives of US Highland to Harcom or any of the representatives of US Highland in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of US Highland, US Highland has disclosed to Harcom as the purchaser of Harcom Common Stock, all material information relating to US Highland and its activities as currently conducted.


                             ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF HARCOM

Harcom represents and warrants to US Highland that the statements made in Article 4 are true and complete, as of the date of this Agreement and will be correct and complete as of Closing, as follows:

Section 4.1   Organization and Qualification of Harcom.   Harcom is a
corporation duly organized, validly existing, and in good standing under the laws of the state of Oklahoma, and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted. Harcom is duly qualified to do business as a foreign corporation in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary.

Section 4.2 Authority. Harcom has all requisite corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by Harcom have been duly and validly authorized by all necessary action on the part of Harcom. This Agreement has been duly and validly executed and delivered by Harcom, and is the valid and binding obligation of Harcom, enforceable against Harcom in accordance with its terms.

Section 4.3   Capitalization of Harcom.   The authorized capital stock
of Harcom consists of one hundred million (100,000,000) authorized shares of common stock $.01 par value per share of which eleven million, four hundred sixty two thousand, five hundred (11,462,500) post split common shares 4.4.are issued and outstanding fully paid and non assessable. Except as listed in Exhibit 4.3, there are no other authorized or outstanding subscriptions, options, convertible securities, warrants, calls or other rights of any kind issued or granted by, or binding upon, Harcom to purchase or otherwise acquire any securities of or equity interest in Harcom.

Section 4.4   No Conflicts; Required Consents.   The execution,
delivery and performance by Harcom of this Agreement does not and will not: (i) conflict with or violate any provisions of the Charter Documents of Harcom; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any Contract or Lien to which Harcom is a party or by which Harcom or the assets or properties owned or leased by it are bound or affected; or (iv) require any consent, approval or authorization, report or other document with, any Governmental Authority or other person.

Section 4.5   Validity and Ownership of Harcom Common Stock.   The
Harcom Common Stock received by the shareholders of US Highland at the Closing will be validly issued and outstanding, fully paid and non-assessable. The Harcom Common Stock will not be subject to, nor bound or affected by, any proxies, voting agreements, or other restrictions on the ownership thereof, and shall remain free from any encumbrances or Liens.

Section 4.6   Subsidiaries.   Harcom does not control or hold direct or
indirect equity interests in, or hold rights to control or acquire direct or indirect equity interests in, any corporation other than described in Exhibit 4.6.

Section 4.7   Litigation.   Other than disclosed in Exhibit 4.7, there
is no litigation pending or, to Harcom's knowledge, threatened, by or before any governmental authority or private arbitration tribunal, against Harcom or its operations, nor, to Harcom's knowledge, is there any basis for any such litigation.

Section 4.8   Compliance with Applicable Legal Requirements.   Conduct
by Harcom of its activities as currently conducted does not violate or infringe any Legal Requirements currently in effect, or, to the knowledge of Harcom, proposed to become effective; and Harcom has received no notice of any violation by Harcom of any Legal Requirements applicable to Harcom or its activities as currently conducted; and Harcom knows of no basis for the allegation of any such violation.

Section 4.9   Financial Statements.   Harcom shall deliver to US
Highland the audited financial statements of Harcom as of December 31, 2009 (the "Harcom Financial Statements"). The Financial Statements shall be prepared in accordance with GAAP and present fairly the financial position of Harcom as of the date indicated.

Section 4.10   Liabilities.   Harcom has no liabilities or obligations,
whether absolute, accrued, contingent or otherwise, that are not reflected in the balance sheet or non-delinquent obligations for ordinary and recurring expenses, including in the ordinary course of
business of Harcom since the date of the Financial Statements.   At
Closing, Harcom shall have no liabilities or obligations, including state and federal tax liabilities.

Section 4.11 Tax Returns and Payments.   Except as set forth in Exhibit
4.11(a), all Tax Returns required to be filed by or with respect to Harcom have been properly and timely filed and all such Tax Returns are
complete and accurate in all material respects.   Except to the extent
reserved or reflected against on the Financial Statements, all Taxes due with respect to such Tax Returns or which are otherwise due and
payable by Harcom have been paid in full.   All Taxes required to be
withheld and paid over by Harcom to any relevant Tax authority in connection with payments to employees, independent contractors, creditors, stockholders or to third parties have been so withheld and paid over.

(b)	Except as set forth in Exhibit 4.11(b):

   (i) no Tax authority in a jurisdiction where Harcom does not file Tax Returns has made a written claim, assertion or threat that US
Highland is or may be subject to tax in such jurisdiction;

   (ii) no deficiencies for any tax have been threatened, proposed, asserted or assessed against Harcom that have not been satisfied;

  (iii) no audits or examinations with respect to Harcom are ongoing or have been threatened or proposed, in writing by the Internal Revenue Service or the appropriate state, local or foreign Tax authority;

   (iv) no waivers or extensions of statutes of limitation with respect to Taxes have been given by or requested with respect to Harcom;

   (v) there are no Tax rulings, requests for rulings, closing agreements relating to Harcom that could affect the liability for Taxes of Harcom for any period (or portion of a period) after the Closing; and

   (vi) no power of attorney has been granted by Harcom with respect to any matter relating to Taxes of Harcom that is currently in force.

(c)	Harcom is not a party to or liable to under any tax sharing
agreement with respect to taxes of any consolidated, combined or unitary group other than the consolidated, combined or unitary group other than the consolidated, combined or unitary group disclosed in
Exhibit 4.11(c). Except as set forth in Exhibit 4.11(c), Harcom has not with respect to any taxable period for which the applicable statute of limitations has not run, filed a combined consolidated or unitary tax return with respect to any jurisdictions (foreign and domestic) in which Harcom has filed income tax returns for taxable periods ending on
or December 31, 2008.   Harcom will not, in the absence of a closing
agreement provided for in the Treasury Regulations under Section 1503 of the Internal Revenue Code of 1986. (the "Code"), trigger the recapture of any dual consolidated losses (as defined in Section 1503 of the Code) by virtue of the transactions contemplated by this Agreement.

           (d)	There are no tax liens on any assets of Harcom,
except liens for taxes not yet due and payable.

Section 4.12   Absence of Certain Changes or Events.   Since the date
of the Harcom Financial Statements there has not occurred:

	(a)	any material and adverse change in the financial condition
or operations of Harcom;

	(b)	any damage, destruction or loss to or of any of the
material assets or properties owned or leased by Harcom;

	(c)	the creation or attachment of any Lien against the Common
Stock of Harcom;

	(d)	any waiver, release, discharge, transfer, or cancellation
by Harcom of any rights or claims of material value;

	(e)	any issuance by Harcom of any securities, or any merger or
consolidation of Harcom with any other Person, or any acquisition by Harcom of the business of any other Person;

	(f)	any incurrence, assumption or guarantee by Harcom of any
indebtedness or liability;

	(g)	any declaration, setting aside or payment by Harcom of any
dividends on, or any other distribution with respect to, any capital stock of Harcom or any repurchase, redemption, or other acquisition of any capital stock of Harcom;

	(h)	(A)	any payment of any bonus, profit sharing, pension or
similar payment or arrangement or special compensation to any employee of Harcom, except in the ordinary course of the administration of Harcom, or (B) any increase in the compensation payable or to become payable to any employee of Harcom; or

	(i)	the entry by Harcom into any Contract to do any of the
foregoing.

Section 4.13   Material Harcom Contracts.   As of the date of this
Agreement, Harcom does not have except as disclosed in Exhibit 4.13:

(a)	contracts evidence or evidencing or relating to any liabilities or obligations of Harcom, whether absolute, accrued, contingent or otherwise, or granting any Person a Lien or against any properties or assets owned or leased by Harcom;

(b)	joint venture or partnership Contracts between Harcom and any other person;

(c)	contracts limiting the Harcom to engage in or to compete in any activity, or to use or disclose any information in its possession;

(d)	any other contracts to which Harcom is a party or by which it or the assets or properties owned or leased by it are bound or affected that are not set forth on other Exhibits hereto, which in the aggregate contemplate payments to or by Harcom exceeding $50,000 in any twelve-month period (collectively herein as the "Material Harcom Contract"). Harcom has delivered to US Highland true and complete copies of each of the Material Harcom Contracts, including any amendments thereto (or, in the case of oral Material Harcom Contracts, a written description and representation that the contract is valid, in full force and effect and enforceable in accordance with its terms against the parties thereto other than Harcom, has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder);

(e)	there has not occurred any default (without regard to lapse of time, the giving of notice, or the election of any person other than Harcom, or any combination thereof) by Harcom, nor, to the knowledge of Harcom, has there occurred any default (without regard to lapse of time, the giving of notice, or the election of Harcom, or any combination thereof) by any other person, under any of the Material Harcom Contracts; and

(f)	neither Harcom nor, to the knowledge of Harcom, any other person is in arrears in the performance or satisfaction of its obligations under any of the Material Harcom Contracts, and no waiver has been granted by any of the parties thereto.

Section 4.14 (a)  Real Property.   As of the date of this Agreement,
Harcom does not own any real property.

(b)	Leased Property.  Exhibit 4.14(b) sets forth a list of all real property leased by Harcom (the "Leased Real Property"). Harcom has made available to Harcom true and complete copies of all leases and subleases relating to the Leased Real Property. With respect to the Leased Real Property except as set forth on Exhibit 4.14(b)

(i)	Harcom has not received written notice of any pending or, to the knowledge of the Stockholders, threatened condemnation or eminent domain proceedings or their local equivalent with respect to the Leased Real Property;

(ii)	 the Leased Real Property, the use and occupancy thereof by
Harcom, and the conduct of the business thereon and therein does not violate any deed restrictions, applicable law consisting of building codes, zoning, subdivision or other land use or similar laws the violation of which would materially adversely affect the use, value or occupancy of any such property or the conduct of the business thereon;

(iii)	Harcom has received, written notice of a material violation of the restrictions or laws described in the foregoing clause (ii); and

(iv)	none of the structures or improvements on any of the Leased Real
Property encroaches upon real property of another person or entity, and no structure or improvement of another person or entity encroaches upon any of the Leased Real Property, which would materially interfere with the use thereof in the ordinary course of business.

Section 4.15 Employees. As of the date of this Agreement, Harcom does not have any employees except as disclosed in Exhibit 4.15.

Section 4.16   Books and Records.   All of the books, records and
accounts of Harcom are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements. Harcom has previously delivered to US Highland the complete stock record book of Harcom and true and complete copies of all of the minutes of meetings and all other corporate actions of the stockholders, Board of Directors and committees of the Board of Directors of Harcom since the date of its incorporation.

Section 4.17   Certain Interests.   None of Harcom or its officers,
directors, or holders of ten percent (10%) or more of Harcom Common Stock, directly or indirectly is, or owns any interest in, or controls, or is an employee, officer, director or partner of or participant in, or consultant to, any person which is a competitor, supplier or customer of Harcom.

Section 4.18   Bank Accounts.   Exhibit 4.18 sets forth all bank
accounts, brokerage accounts, and safe deposit boxes of any kind maintained by Harcom and, in each case, identifies the persons that are authorized signatories for, or which are authorized to have access to, each of them.

Section 4.19   Changes in Circumstances.   Harcom has no knowledge of:

(i)	any current or future condition or state of facts or
circumstances which could reasonably be expected to result in a material and adverse change in the financial condition of operations of Harcom; or

(ii)	any Legal Requirements currently in effect from which Harcom currently is, or any currently proposed Legal Requirements from which Harcom would be, exempt by reason of any "grandfather" clauses or provisions contained therein, but which would be applicable to Harcom following closing.

Section 4.20    Insurance.   All of the material assets of Harcom and
all aspects of the business that are of insurable character are covered by insurance with reputable insurers against risks of liability, casualty and fire and other losses and liabilities customarily obtained to cover comparable businesses and assets in amounts, scope and coverage which are consistent with prudent industry practice. Harcom is not in default with respect to its obligations under any material insurance policy maintained by it. Exhibit 4.20 sets forth a list of all insurance coverage carried by Harcom, the carrier and the terms and amount of coverage. All such policies and other instruments are in full force and effect and all premiums with respect thereto have been paid. Harcom has not failed to give any notice or present any claim under any such insurance policy in due and timely fashion or as required by any of such insurance policies, and Harcom has not otherwise, through any act, omission or non-disclosure, jeopardized or impaired full recovery of any claim under such policies, and there are no claims by Harcom under any of such policies to which any insurance company is denying liability or defending under a reservation of rights or similar clause. Harcom has not received notice of any pending or threatened termination of any of such policies or any premium increases for the current policy period with respect to any of such policies and the consummation of the transactions contemplated by this Agreement will not result in any such termination or premium increase.

Section 4.21   Accuracy of Information.   None of the written
information and documents which have been or will be furnished by Harcom or any representatives of Harcom to Harcom or any of the representatives of Harcom in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of Harcom, Harcom has disclosed to Harcom as the purchaser of Harcom Common Stock all material information relating to Harcom and its activities as currently conducted.


                              ARTICLE 5
                Covenants of US Highland and Harcom

Section 5.1   Affirmative Covenants of US Highland.   Except as US
Highland may otherwise consent in writing, between the dates of this Agreement and Closing, US Highland shall:

(a)	conduct its business only in the usual, regular, and ordinary course and in accordance with past practices:

(b)  (i)  duly comply with all applicable Legal Requirements;

    (ii)  perform all of its obligations under all US Highland
Contracts without default; and

   (iii) maintain its books, records, and accounts on a basis consistent with past practices.

(c) (i) give to Harcom and its counsel, accountants and other representatives reasonable access during normal business hours to the premises of US Highland, all of the assets and properties owned or leased by US Highland, US Highland's books and records, and US
Highland's personnel;

   (ii) furnish to Harcom and such representatives all such additional documents (certified by an officer of US Highland, if requested), financial information and other information as Harcom may from time to time reasonably request; and

   (iii) cause US Highland's accountants to permit Harcom and its accountants to examine the records and working papers pertaining to US Highland's Financial Statements' provided that no investigation by US Highland or its representatives will affect or limit the scope of any of the representations and warranties of US Highland herein or in any Exhibit or other related document.

(d) use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by US Highland in order to consummate the transactions contemplated hereby and deliver to US Highland copies, satisfactory in form and substance to US Highland, of such approvals and consents;



(e) promptly deliver to Harcom true and complete copies of all monthly and quarterly financial statements of US Highland and any reports with respect to the activities of US Highland which are prepared by or for US Highland at any time from the date hereof until Closing; and

(f) promptly notify Harcom of any circumstance, event or action, by US Highland or otherwise:

   (i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or

  (ii) the existence, occurrence or taking of which would result in any of the representations and warranties of US Highland in this Agreement or any Exhibit not being true and correct in all material respects.

Section 5.2   Negative Covenants of US Highland.   Except as US
Highland may otherwise consent in writing, between the dates of this Agreement and Closing, US Highland shall not:

	(a)	change the character of its business;

	(b)	incur any liability or obligation or enter into any
Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

	(c)	incur, assume or guarantee any indebtedness or liability in
respect of borrowed money;

	(d)	make any capital expenditure or commitment for capital
expenditure exceeding $500,000 for a single project or $1,000,000 for all projects, whether or not in the ordinary course of business;

	(e)	modify, terminate, or abrogate any Material US Highland
Contract other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

	(f)	create or permit the creation or attachment of any Lien
against any of the assets or properties owned or leased by it;

	(g)	except as otherwise required by this Agreement, prepay any
material liabilities or obligations;

	(h)	issue any securities, or merge or consolidate with any
other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

	(i)	declare, set aside or pay any dividends on, or make any
other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; or

(j)	enter into any transaction or permit the taking of any action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.3   Affirmative Covenants of Harcom.   Except as US Highland
may otherwise consent in writing, between the dates of this Agreement and Closing, Harcom shall:

	(a)	conduct its business only in the usual, regular, and
ordinary course and in accordance with past practices;

	(b)	(i)  duly comply with all applicable Legal Requirements;

   (ii) perform all of its obligations under all Harcom Contracts without default; and

  (iii) maintain its books, records, and accounts on a basis consistent with past practices.

	(c) (i) give to US Highland and its counsel, accountants and other representatives reasonable access during normal business hours to the premises of Harcom, all of the assets and properties owned or leased by Harcom, Harcom's books and records, and Harcom's personnel:

(ii)	furnish to US Highland and such representatives all such
additional documents (certified by an officer of Harcom, if requested), financial information and other information as US Highland may from time to time reasonably request; and

(iii) cause Harcom's accountants to permit US Highland and its accountants to examine the records and working papers pertaining to Harcom's Financial Statements' provided that no investigation by US Highland or its representatives will affect or limit the scope of any of the representations and warranties of Harcom herein or in any Exhibit or other related document.

(d)	use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by US Highland in order to consummate the transactions contemplated hereby and deliver to US Highland copies, satisfactory in form and substance to US Highland, of such approvals and consents;

 (e)	promptly deliver to US Highland true and complete copies of all monthly and quarterly financial statements of Harcom and any reports with respect to the activities of Harcom which are prepared by or for Harcom at any time from the date hereof until Closing; and

(f)	promptly notify US Highland of any circumstance, event or action, by Harcom or otherwise:

   (i) which, if known at the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or

  (ii) the existence, occurrence or taking of which would result in any of the representations and warranties of Harcom in this Agreement or in any Transaction Document not being true and correct in all material respects.

Section 5.4   Negative Covenants of Harcom.   Except as US Highland may
otherwise consent in writing, between the dates of this Agreement and Closing, Harcom shall not:

	(a)	change the character of its business;

	(b)	incur any liability or obligation or enter into any
Contract except, in each case, in the ordinary course of business consistent with prior practices and not prohibited by any other provision hereof;

	(c)	incur, assume or guarantee any indebtedness or liability in
respect of borrowed money;

	(d)	make any capital expenditure or commitment for capital
expenditure exceeding $5,000 for a single project or $10,000 for all projects, whether or not in the ordinary course of business;

	(e)	modify, terminate, or abrogate any Material Harcom Contract
other than in the ordinary course of business, or waive, lease, discharge, transfer or cancel any rights or claims of material value;

	(f)	create or permit the creation or attachment of any Lien
against any of the assets or properties owned or leased by it;

	(g)	except as otherwise required by this Agreement, prepay any
material liabilities or obligations;

	(h)	issue any securities, or merge or consolidate with any
other person, or acquire any of the securities, partnership or joint venture interests, or business of any other person;

	(i)	declare, set aside or pay any dividends on, or make any
other distribution with respect to, any of its capital stock, or repurchase, redeem or otherwise acquire any of its capital stock; or

	(j)	enter into any transaction or permit the taking of any
action that would result in any of the representations and warranties in this Agreement not being true and correct in all material respects at Closing.

Section 5.5   Joint Undertakings.   Each of US Highland and Harcom
shall cooperate and exercise commercially reasonable efforts to facilitate the consummation of the transactions contemplated by this Agreement so as to permit Closing to take place on the date provided herein and to cause the satisfaction of conditions to Closing set forth in Article 6.

Section 5.6  Confidentiality.

(a)	Any non-public information that Harcom may obtain from US
Highland in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, Harcom shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of US Highland; provided that

   (i) Harcom may use and disclose any such information once it has been publicly disclosed (other than by Harcom in breach of its obligations under this Section) or which rightfully has come into the possession of Harcom (other than from US Highland); and

   (ii) to the extent that Harcom may become compelled by Legal Requirements to disclose any of such information, Harcom may disclose such information if it shall have used all reasonable efforts, and shall have afforded US Highland the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Harcom shall use all reasonable efforts to cause to be delivered to US Highland, and retain no copies of, any documents, work papers and other materials obtained by Harcom or on its behalf from US Highland, whether so obtained before or after the execution hereof.

(b)	Any non-public information that US Highland may obtain from
Harcom in connection with this Agreement, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, unless and until Closing shall occur, US Highland shall not disclose any such information to any third party (other than its directors, officers and employees, and persons whose knowledge thereof is necessary to facilitate the consummation of the transactions contemplated hereby) or use such information to the detriment of Harcom; provided that

   (i) US Highland may use and disclose any such information once it has been publicly disclosed (other than by US Highland in breach of its obligations under this Section) or which rightfully has come into the possession of US Highland (other than from Harcom); and

   (ii) to the extent that US Highland may become compelled by Legal Requirements to disclose any of such information, US Highland may disclose such information if it shall have used all reasonable efforts, and shall have afforded Harcom the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, US Highland shall use all reasonable efforts to cause to be delivered to Harcom, and retain no copies of, any documents, work papers and other materials obtained by US Highland or on its behalf from Harcom, whether so obtained before or after the execution hereof.

Section 5.7   Publicity.   Harcom and US Highland shall each consult
with and obtain the consent of the other before issuing any press release or making any other public disclosure concerning this Agreement or the transactions contemplated hereby unless, in the reasonable judgment of the disclosing party, a release or disclosure is required to discharge its disclosure obligations under applicable Legal Requirements, in which case it shall in good faith consult with the other party about the form, content and timing of such release or disclosure prior to its release or disclosure.

Section 5.8   US Highland's Responsibility for Taxes; Returns; Audits.
 (a) 	Tax Returns; Filing and Payments.

   (i) US Highland shall timely prepare (or cause to be prepared), and shall timely file (or cause to be timely filed) all Income Tax Returns of US Highland for any taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date.

   (ii) US Highland shall prepare (or cause to be prepared) and file (or cause to be filed) all Income Tax Returns of US Highland for any Taxable year or period commencing prior to the Closing Date and ending subsequent to the Closing Date.

  (iii)  The Tax Returns referred to in this Section 5.8(a)(i) and
(ii), shall, to the extent not otherwise required by law, be prepared in a manner consistent with US Highland's (as appropriate) past practice (including any Tax elections and methods of accounting). With respect to any Tax Return referred to in Sections 5.8(a)(i) and (ii) above, the party preparing such return shall provide the other party a draft of such Tax Return and Tax information (including, without limitation, work papers and schedules) for review of such Tax Return in a timely manner no later than thirty (30) days prior to the due date (taking into account valid extensions) for the filing of such Tax Return. The parties shall consult in good faith with regard to the form and content of such Tax Returns, provided that, in the event of any disagreement, the Tax Returns shall be filed in the form set forth by the party with responsibility for the preparation of the Tax Return.

(b)	Termination of Tax Sharing Agreements; Powers of Attorney.

   (i) Any Tax Sharing Agreement to which US Highland is a party shall be terminated as of the Closing Date, and US Highland shall have no further obligations thereunder. For purposes of this Agreement, the term "Tax Sharing Agreement" includes any agreement or arrangement, whether or not written, providing for the sharing or allocation of liability for Taxes of the parties thereto.

   (ii) All powers of attorney granted by US Highland with respect to Taxes shall be revoked as of the Closing Date.

Between the date of the Agreement and the Closing Date, US Highland will not cause or permit US Highland to:

   (i) make any change in US Highland's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes; or

   (ii)	settle or otherwise dispose of any Tax audit, dispute, or
other Tax proceeding, in each case without US Highland' express written consent thereto.


(c)	Assistance and Cooperation.

   (i) From and after the Closing Date, to the extent reasonably requested by the other party, Harcom and US Highland shall assist and cooperate with each other in the preparation of any Tax Return which the other party is responsible to file pursuant to Section 5.8(a) herein and shall assist and cooperate with the other party in preparing for any audits or disputes relating to Taxes for which the other party is responsible pursuant to this Agreement. From and after the Closing Date, Harcom and US Highland shall, pursuant to the other party's reasonable request, make available to the other party all information, records and documents reasonably available to that party, which are necessary for the preparation of any Tax Return or resolution of any audit or dispute. In all such cases, the party seeking assistance or cooperation shall bear the expenses of the other party incurred in connection with respect thereto.

   (ii) From and after the Closing Date, Harcom and US Highland shall provide timely notice to the other in writing of any pending or threatened tax audits or assessments of US Highland for taxable periods for which the other is liable under this Agreement, and shall furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

Section 5.9  Harcom's Responsibility for Taxes; Returns; Audits.

 Tax Returns; Filing and Payments.

   (i) Harcom shall timely prepare (or cause to be prepared), and shall timely file (or cause to be timely filed) all Income Tax Returns of Harcom for any taxable year or period ending on or before the Closing Date which are not required to be filed on or before the Closing Date

   (ii) The Tax Returns referred to in this Section 5.9 shall, to the extent not otherwise required by law, be prepared in a manner consistent with Harcom's (as appropriate) past practice (including any Tax elections and methods of accounting). With respect to any Tax Return referred to in Sections 5.9 above, between the dates of the Agreement and the Closing Date, US Highland will not make any change in Harcom's Tax accounting methods, any new election with respect to Taxes or any modification or revocation of any existing election with respect to Taxes.

Section 5.10  Cooperation with Public Filings.   US Highland shall
cooperate with Harcom and its affiliates and advisors in the preparation and filing of any public filings (and any related documentation or filings) in a timely fashion and shall use its reasonable best efforts to assist Harcom in having any such registration statement declared effective by the Securities and Exchange Commission as promptly as practicable and in maintaining the effectiveness of any such registration statement. If US Highland shall obtain knowledge of any information pertaining to US Highland that would require any amendment or supplement to any registration statement, US Highland shall so advise Harcom in writing and shall promptly furnish Harcom with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement any such registration statement.

Section 5.11 Tax Reorganization. Each party to this Agreement hereby intends and agrees to take all reasonable actions to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and will immediately notify each of the other parties of any circumstance or condition of which it is or becomes aware of which
might cause the Merger to fail to so qualify.   US Highland represents
that it has not taken any action that would cause the Merger to fail to so qualify as reorganization within the meaning of Section 368(a) of the Code, and is not aware of any circumstances, which would cause the Merger to fail to so qualify.

                                ARTICLE 6
                            Conditions Precedent

Section 6.1   Conditions to US Highland's Obligations.   The
obligations of US Highland to consummate the transactions contemplated by this Agreement are subject to the following conditions:

(a)  Accuracy of Representations.   The representations of Harcom in
this Agreement or in any Exhibit hereto shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing, except as affected by the transactions contemplated hereby.

(b)  Performance of Agreements.   Harcom shall have performed all
obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

(c)  Receipt of Harcom Common Stock.   Harcom shall have delivered to
US Highland at Closing, certificates representing Ten Million
(10,000,000) issued in the name of the shareholders of US Highland.

(d)  Officer's Certificate.   US Highland shall have received a
certificate executed by an executive officer of Harcom, dated as of Closing, reasonably satisfactory in form and substance to US Highland certifying that the conditions stated in subparagraphs (a), (b) and (c) of this Section have been satisfied.

(e)  Legal Proceedings.   There shall be no Legal Requirement, and no
judgment shall have been entered and not vacated by any governmental authority of competent jurisdiction and no litigation shall be pending which restrains, makes illegal or prohibits consummation of the transactions contemplated hereby.

(f)  Consents.   US Highland shall have obtained evidence, in form and
substance satisfactory to it, that there has been obtained all consents, approvals and authorizations required by this Agreement.

(g)  Resignation of Officers and Directors.   Each of the officers and
directors of Harcom whose written resignation US Highland has requested shall have delivered to US Highland effective as of the Closing.



(h)  Legal Matters Satisfactory to US Highland's Counsel.   All
actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by US Highland's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.

Section 6.2   Conditions to Harcom's Obligations.   The obligations of
Harcom to consummate the transactions contemplated by this Agreement are subject to the following conditions:

(a)  Accuracy of Representations.   The representations of US Highland
in this Agreement or in any Exhibit hereto shall be true and accurate (in all material respects) at and as of Closing with the same effect as if they were made at and as of Closing, except as affected by the transactions contemplated hereby.

(b)  Performance of Agreements.   US Highland shall have performed all
obligations and agreements and complied with all covenants in this Agreement or in any Transaction Document to which it is a party to be performed and complied with by it at or before Closing.

(c)  Delivery of US Highland Stock.   US Highland shall have delivered
at Closing, certificates representing ten million (10,000,000) shares of common stock.

(d)  Officer's Certificate.   Harcom shall have received a certificate
executed by an executive officer of US Highland, dated as of Closing, reasonably satisfactory in form and substance to Harcom, certifying that the conditions stated in subparagraphs (a) and (b) of this Section have been satisfied.

(e)  Legal Proceedings.   There shall be no Legal Requirement, and no
judgment shall have been entered and not created by any governmental authority of competent jurisdiction and no litigation shall be pending which,

   (i) restrains, make illegal or prohibits consummation of the transactions contemplated hereby, or

  (ii) could have a material adverse effect upon the operations or financial condition of US Highland.

(f)  Consents.   Harcom shall have received evidence, in form and
substance satisfactory to it, that there have been obtained all consents, approvals, and authorizations required by this Agreement.

(g)  Legal Matters Satisfactory to Harcom and its Representatives.
All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Harcom's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it shall have reasonably requested.


                               ARTICLE 7
                              Termination

Section 7.1   Termination Events.   This Agreement may be terminated
and the transactions contemplated hereby may be abandoned:

(a)  at any time, by the mutual agreement of Harcom and US Highland;

(b) by either Harcom and US Highland, if the other is in material breach or default of its respective covenants, agreements or other obligations hereunder or if any of its representations and warranties herein are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate.

(c) by Harcom, if any of the conditions to its obligations set forth in Section 6.1 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of US Highland; or

(d) by US Highland, if any of the conditions to its obligations set forth in Section 6.2 shall not have been satisfied as of Closing, unless satisfaction shall have been frustrated or made impossible by an act or failure to act of Harcom; or

Section 7.2   Effect of Termination.   If this Agreement shall be
terminated, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 5.6 and 5.7. In such event, US Highland shall return any and all Harcom Common Stock received hereunder and both parties shall file the necessary documents in the state of Oklahoma, to complete the transfer of any and all US Highland shares of stock received by Harcom hereunder to the Principal Shareholders.

                         ARTICLE 8
                       Miscellaneous

Section 8.1 Waiver and Modifications. Any of the provisions of this Agreement may be waived at any; time by the party entitled to the benefit thereof, upon the authority of the Board of Directors of such party; provided, however, that no waiver by US Highland shall be authorized after the last vote of the stockholders of US Highland if such waiver shall, in the judgment of the Board of Directors of Harcom, affect materially and adversely the benefits of the Harcom stockholders under this Agreement or the Agreement of Merger. Any of the provisions of this Agreement (including the exhibits and the Agreement of Merger) may be modified at any time prior to and after the vote of the stockholders of US Highland by agreement in writing approved by the Board of Directors of each party and executed in the same manner (but not necessarily by the same persons) as this Agreement, provided that such modification, after the last vote of the stockholders of Harcom shall not, in the judgment of the Board of Directors of US Highland, affect material and adversely the benefits of US Highland's stockholders under this Agreement or the Agreement of Merger. To the extent permitted by law, the powers of the Board of Directors may be delegated by the Board of the Executive Committee of such Board or by such Board (or by the Executive Committee to the extent any matter has been delegated to such Committee by the Board) to any officer or officers of such party, and any notices, consents or other action referred to in this Agreement may be given or taken by any officer so authorized.

Section 8.2   Finder Commissions.   US Highland represents and warrants
that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by it with respect to the transactions contemplated by this Agreement or by the Agreement of Merger, other than set forth in
Exhibit 8.2.

Section 8.3  Notices.   Any notice, request, instruction or other
document to be given hereunder or under the Agreement of Merger by any party to another shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid,

if to US Highland, addressed to:

Damian Riddoch
US Highlands, Inc.
Verktygsvagen 8
SE-553 -2 Konkoping, Sweden

With Copies To:
Jody M. Walker
Attorney At Law
7841 South Garfield Way
Centennial, CO 80122

if to Harcom, addressed to:

Mats Malmberg
Harcom Productions, Inc.
8722 South Peoria
Jenks, OK 74132

Section 8.4   Entire Agreement.   This Agreement including Exhibits and
referenced documents represents the entire agreement between the parties. Any and all other oral or written agreements concerning this merger shall be deemed null and void.

Section 8.5 Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the state of Oklahoma.

Section 8.6   Counterparts.   In order to facilitate the filing and
recording of this Agreement the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

Section 8.7	Successors and Assigns.  The terms and conditions of this
Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other (except that Harcom may without the prior written consent of US Highland assign this Agreement to any affiliate of Harcom so long as such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "Harcom," and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder), but no such assignment of this Agreement or any of the rights or obligations hereunder shall relieve Harcom of its obligations under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.8  Headings.   The headings of the Articles, Sections and
paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

Section 8.9  Modification and Waiver.   No amendment, modification or
alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 8.10  Expenses.   Except as otherwise provided herein, Harcom
and US Highland shall pay all costs and expenses incurred by them or it or on their or its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of their respective financial consultants, accountants and counsel.

Section 8.11 Severability. If any provision of this Agreement is held to be void, illegal or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such void, illegal or unenforceable provision never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected in any way by the void, illegal or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such severed provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such severed provision as may be possible and be valid, legal and enforceable



IN WITNESS WHEREOF, Harcom and US Highland, by their duly authorized officers, have executed and delivered this Agreement effective as of the date first above written.

US Highland, Inc.

By:   /s/Damian Riddoch
Name:	 Damian Riddoch
Title: Chief Financial Officer


Harcom Productions, Inc.

By:      /s/Mats Malmberg
Name:    Mats Malmberg
Title:   Managing Director and President


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